Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5076
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LabCorp Clinical Trials Selected as a Preferred Provider for Global Central Laboratory Services by Bristol-Myers Squibb

Burlington, NC, April 1, 2013 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH) today announced that LabCorp Clinical Trials has been selected as a preferred provider for full-service global central laboratory services and biomarker testing by Bristol-Myers Squibb Company (NYSE: BMY).

The five-year agreement builds on a long-standing partnership between the two companies during which LabCorp’s global central lab, biomarker and specialty testing capabilities have supported various Bristol-Myers Squibb early and late-stage clinical development programs.

“We are excited to expand our relationship with Bristol-Myers Squibb to provide a more flexible and integrated approach to laboratory testing services in support of their innovative clinical development pipeline,” said Dr. Mark Brecher, LabCorp’s Chief Medical Officer.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our company, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.

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